UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Dendrite International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following letter was sent by Dendrite International, Inc. to certain institutional holders of Dendrite International, Inc. common stock beginning April 29, 2005.]

[Dendrite logo]

29 April 2005

Dear Fellow Shareholder:

        In our proxy statement, Dendrite has requested your approval to expand the number of shares available under our 1997 Stock Incentive Plan by one million shares, to meet our normalized needs for the next year. I would ask you to carefully consider the following information as you review our request for the stock option replenishment.

        As you are aware, Institutional Shareholder Services (ISS) provides an excellent process of comparison and review, leading to a conclusion that many investors consider when approving a stock option replenishment proposal from an issuer. One of the elements of this ISS comparison is a review of proposed or actual programs compared with a peer group or classification. This ensures compatibility and that all similar companies share the same competitive advantage.

        Historically, ISS relied on SIC classifications that, in our view correctly, placed Dendrite in the Software and Services category, reflecting that 70% of our revenue is derived from the software or the services supporting the software we, or others, build or provide to our customers. This year, ISS has changed to reliance on the GICS classifications provided by Standard and Poors (S&P). Apparently S&P categorizes Dendrite according to our customers, and has grouped us as a Health Care Equipment and Services company (GICS 3510), a classification that appears well populated with hospital and nursing home operators and healthcare supply and device manufacturers, entities whose primary business model and growth metrics have little resemblance to Dendrite's.

        Also this year, ISS added another comparison variable, the "burn rate" at which a company grants options, and used GICS classification data to set the standards or norms. Accordingly, while historically our GICS classification has had no impact on our equity compensation plan benchmarking, it now has a critical impact, as the allowable "burn rate" of the group of Health Care Equipment and Services suppliers is just under half that of Software and Services companies. Our appeal for reclassification to a more appropriate category has not yet been adjudicated by S&P.

        In the meantime, you will receive an ISS review of our proposal that may include a comparison against stock option plans for companies in the GICS Healthcare and Services classification, rather than Software and Services providers who we believe are our true competition. If we have been unable to work with S&P to reclassify Dendrite into the correct GICS category by the time you receive the ISS review, I would ask you to consider the above. Within the Software and Services category (GICS 4510), our expected burn rate of 5.83% (as determined by ISS) is well below ISS' expected allowable burn rate of 8.49% for that category and the comparison would, therefore, be favorable.

        As a growing company, our ability to provide a competitive level of equity compensation is critical to our business, our long-term success and our ability to attract, retain and motivate key personnel. We hope that you will consider our views on this matter and vote accordingly to support our proposal. If we can provide further information, please contact Chief Financial Officer, Kathy Donovan, General Counsel, Christine Pellizzari, or me.

Sincerely,

JOHN BAILYE
John Bailye
Chairman, Chief Executive Officer